                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            SBC Communications Inc.
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

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                          [Logo of SBC Appears Here]

                                 Notice of 1999
                                 Annual Meeting
                                      and
                                Proxy Statement

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                         SBC Communications Inc.

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                         To be held on April 30, 1999

To the holders of Common Stock of SBC Communications Inc.:

     The 1999 Annual Meeting of Shareowners of SBC Communications Inc. ("SBC" or the "Company"), a Delaware corporation, will be held at 9:00 a.m. on Friday, April 30, 1999, at the Alzafar Shrine Temple, 901 North Loop 1604 West, San Antonio, Texas. The purposes of the meeting are to:

     1.   Elect six Directors to serve three-year terms;
     2. Ratify the appointment of Ernst & Young LLP as independent auditor of SBC for 1999; and
     3.   Act upon a shareowner proposal;

and to act upon such other matters as may properly come before the meeting.

     Holders of SBC common stock of record at the close of business on March 2, 1999, are entitled to vote at the meeting and any adjournment of the meeting. A list of these shareowners will be available for inspection during business hours from April 15 through April 29, 1999, at 175 E. Houston, San Antonio, Texas, and will also be available at the Annual Meeting.

     By Order of the Board of Directors.


                                       /s/ Judith M. Sahm
                                       ------------------------------
                                       Judith M. Sahm
                                       Vice President and Secretary

                                       March 12, 1999

-------------------------------------------------------------------------------
IMPORTANT NOTICE
If you do not plan to attend the Annual Meeting to vote your shares, please complete, date, sign and promptly mail the enclosed proxy card in the return envelope provided. No postage is necessary if it is mailed in the United States. Shareowners of record may also give their proxy by telephone or through the Internet in accordance with the instructions accompanying the proxy card. Any person giving a proxy has the power to revoke it at any time, and shareowners who are present at the meeting may withdraw their proxies and vote in person.

                                PROXY STATEMENT


Annual Meeting of Shareowners

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SBC Communications Inc. for use at the 1999 Annual Meeting of Shareowners of SBC. The meeting will be held at 9:00 a.m. on Friday, April 30, 1999, at the Alzafar Shrine Temple, 901 North Loop 1604 West, San Antonio, Texas. The purposes of the meeting are set forth in the Notice of Annual Meeting of Shareowners. This Proxy Statement and the accompanying proxy card are being mailed beginning March 12, 1999, to shareowners of record of SBC's common stock, $1.00 par value per share, at the close of business on March 2, 1999. Each share entitles the registered holder to one vote. As of January 31, 1999, there were 1,959,315,331 shares of SBC common stock outstanding.

     All shares represented by proxies will be voted by the individuals designated on the enclosed proxy card, each of whom is a member of the Directors' Proxy Committee, in accordance with the shareowners' directions. If the proxy card is signed and returned without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any shareowner giving a proxy may revoke it at any time before such proxy is voted at the meeting by giving written notice of revocation to the Vice President and Secretary of SBC, by submitting a later-dated proxy or by attending the meeting and voting in person. The Chairman of the Board and Chief Executive Officer will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

     Instead of submitting a signed proxy card, shareowners may submit their proxies by telephone or through the Internet using the control number and instructions accompanying the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to shareowners who hold their shares through a broker, nominee, fiduciary or other custodian.

     The proxy card or the telephone or Internet proxy will also serve as voting instructions to the plan administrator or trustee for shares held on behalf of a participant in SBC's Direct Stock Purchase and Reinvestment Plan or in any of the following benefit plans: the SBC Savings Plan, the SBC Savings and Security Plan, the SNET Management Retirement Savings Plan, the SNET Bargaining Unit Retirement Savings Plan (the four immediately preceding plans are referred to as the "Savings Plans"), the SBC PAYSOP, the Pacific Telesis Group Employee Stock Ownership Plan, and the Southern New England Telecommunications Corporation Tax Reduction Act Stock Ownership Plan (the "TRASOP"). Shares in each of the foregoing employee benefit plans (except the TRASOP) for which voting instructions are not received, as well as shares which have not yet been allocated to participants' accounts in each of the Savings Plans, will be voted in the same proportion as the shares for which voting instructions are received from other participants in each such plan.

     If a shareowner participates in these plans and/or maintains shareowner accounts under more than one name (for example, with or without a middle initial), the shareowner may receive more than one set of proxy materials. To ensure that all shares are voted, please sign and return every proxy card received or submit a proxy by telephone or through the Internet for each proxy card you receive (the control numbers will differ on each card).

     A shareowner may designate a person or persons to act as the shareowner's proxy other than those persons designated on the proxy card. The shareowner may use the proxy card to give another person authority by striking out the name or names appearing on the enclosed proxy card, inserting the name or names of another person or persons and delivering the signed card to such person or persons. The person(s) designated by the shareowner must present the signed proxy card at the meeting in order for the shares to be voted.

     If shares are held through a broker, nominee, fiduciary or other custodian, the shareowner must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order to ensure his or her shares are properly voted.

     The cost of soliciting proxies will be borne by SBC. Officers, agents and employees of SBC and its subsidiaries and other solicitors retained by SBC may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of SBC. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. SBC has retained Georgeson & Company Inc., to aid in the solicitation of proxies, at a fee of $25,000, plus expenses.

     Shareowners representing 40 percent of the common stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting. A list of eligible voters will be available at the Annual Meeting.

     If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy voting card) to the Annual Meeting. Shareowners who do not have admission tickets will be admitted upon presentation of identification at the door. Anyone requiring special services for the hearing impaired or physically disabled should contact Financial Communications at 210-351-2163 in advance of the meeting to arrange for these services.

     SBC's executive offices are located at 175 E. Houston, San Antonio, Texas 78205.



      Your vote is important. Please sign, date and return your proxy card or submit your proxy by telephone or through the Internet promptly so that a quorum may be represented at the meeting.

Board of Directors

     The Board of Directors is responsible for the management and direction of SBC and for establishing broad corporate policies. Members of the Board of Directors are kept informed of SBC's business by various reports and documents given to them regularly, as well as by operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and other officers at meetings of the Board of Directors and committees of the Board. The Board held 11 meetings in 1998.

     Under SBC's Bylaws, the Board of Directors has the authority to determine the size of the Board, not to exceed 25 Directors, and to fill vacancies. Pursuant to the terms of the Agreement and Plan of Merger with Southern New England Telecommunications Corporation ("SNET"), the Board of Directors appointed Joyce M. Roche, a former SNET Director, to be a Group B Director, effective October 26, 1998. The Board of Directors of SBC presently consists of 20 members, two of whom are SBC executive officers. In addition, the Board has appointed one non-voting Advisory Director, whose function is to provide advice and counsel to the Board. There are no vacancies on the Board.

     SBC's Bylaws provide for a classified Board of Directors under which there are three classes of Directors, all of which are as equal in number as possible. The class to which each Director has been assigned is designated as Group A, Group B or Group C. The term of office of Group C Directors will expire at the 1999 Annual Meeting, Group A at the 2000 Annual Meeting, and Group B at the 2001 Annual Meeting.

     The SBC Board intends to nominate at the 1999 Annual Meeting the six persons listed as nominees for Group C, all of whom are incumbent Directors for election to three-year terms of office expiring at the 2002 Annual Meeting. Dr. Haskell M. Monroe, Jr., a Group C Director, will retire from service on the Board of Directors at the 1999 Annual Meeting and will not stand for reelection. As a result of Dr. Monroe's retirement, an imbalance between the classes will be created. In order to make the classes as equal in size as possible, the Board of Directors has nominated August A. Busch III, a Group B Director, for election to Group C at the 1999 Annual Meeting, along with the other five persons listed as nominees for election as Group C Directors. Mr. Busch will resign as a Group B Director effective with his election as a Group C Director.

     Biographical information about the Directors is provided on pages 7-12. Except as otherwise noted, Directors who are shown as officers or partners of other corporations, institutions or firms have held the positions indicated, or have been officers of the organizations indicated, for more than five years.

     Holdings of SBC common stock by SBC Directors are shown on the table on page 15.

Board Committees

     From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established six standing committees of Directors, the principal responsibilities of which are described below. The biographical information included later in this Proxy Statement identifies committee memberships held by each Director.

The Audit Committee met three times in 1998. It consists of nine non-employee
     Directors. The Audit Committee recommends to the Board the appointment of a firm to serve as independent auditor, subject to ratification by the shareowners at the Annual Meeting. The independent auditing firm examines the accounting records of SBC and its subsidiaries for the coming year. The Audit Committee periodically reviews SBC's internal system of accounting controls and financial reporting procedures with representatives of the independent auditor and with SBC's internal auditors. The Audit Committee also examines the results of the annual audit of the financial statements and the recommendations of the independent auditor pertaining to accounting practices, policies and procedures followed by SBC.

The Corporate Development Committee met one time in 1998. It consists of five non-employee Directors and one employee Director. The Corporate Development Committee examines proposed acquisitions and similar new ventures and advises management with regard to the expansion or disposition of SBC's businesses through mergers, acquisitions, sales and similar transactions.

The Corporate Public Policy And Environmental Affairs Committee met three times in 1998. It consists of nine non-employee Directors. The Corporate Public Policy and Environmental Affairs Committee examines corporate policy and provides guidance and perspective to SBC management on major public issues, including corporate governance, legislative and environmental matters and SBC's compliance program.

The Executive Committee did not meet in 1998. It consists of two non-employee
    Directors and two employee Directors. The Executive Committee assists the Board of Directors by acting upon matters when the Board is not in session. The Committee has the full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.

The Finance/Pension Committee met five times in 1998. It consists of seven non-employee Directors and two employee Directors. The Finance/Pension Committee makes recommendations to the Board of Directors with respect to investment policy, dividends, methods of financing the operations of SBC and its subsidiaries and oversees the investments of SBC's employee benefit plans.

The Human Resources Committee met ten times in 1998. It consists of four non-employee Directors. The Human Resources Committee oversees the management of human resources activities of SBC, including senior management compensation and the design of employee benefit plans. The Committee reviews and makes recommendations to the Board with respect to compensation of Directors. The Committee also advises the Board with respect to the nomination of members to the Board of Directors to be elected at the Annual Meeting or to be appointed by the Board to fill vacancies that may occur during the period between Annual Meetings.

    In recommending Board candidates, this Committee seeks individuals of proven judgment and competence who are outstanding in their chosen fields, and it considers factors such as anticipated participation in Board activities, education, geographic location and special talents or personal attributes. Shareowners who wish to suggest qualified candidates should write to the Vice President and Secretary, SBC Communications Inc., 175 E. Houston, Room 1140, San Antonio, Texas 78205, stating in detail the qualifications of such persons for consideration by the Committee.

SBC Directors To Be Elected at the 1999 Annual Meeting (GROUP C)
-------------------------------------------------------------------------------

[Photo          James E. Barnes, age 65, retired. Mr. Barnes was Chairman of
Appears         the Board, President and Chief Executive Officer of MAPCO
Here]           Inc., Tulsa, Oklahoma from 1986 until 1998. Mr. Barnes has been a Director of SBC since November 1990. Mr. Barnes is a
                Director of BOK Financial Corporation; Kansas City Southern
                Industries, Inc.; and Parker Drilling Company. He is a member of the Audit Committee and the Corporate Development
                Committee.
-------------------------------------------------------------------------------

[Photo          August A. Busch III, age 61, is Chairman of the Board and
Appears         President of Anheuser-Busch Companies, Inc., St. Louis,
Here]           Missouri. Mr. Busch has been a Director of SBC since October
                1983. He served as a Director of Southwestern Bell Telephone
                Company from 1980 to 1983. Mr. Busch is a Director of
                Anheuser-Busch Companies, Inc.; Emerson Electric Co.; and
                General American Life Insurance Company; and an Advisory
                Member of the Boards of Directors of Grupo Modelo, S.A. de
                C.V., and Diblo, S.A. de C.V. He is a member of the Corporate
                Development Committee, the Executive Committee and the Human
                Resources Committee.
-------------------------------------------------------------------------------

[Photo          William P. Clark, age 67, is Chief Executive Officer of Clark
Appears         Company, Paso Robles, California, and since December 1996 has
Here]           been Senior Counsel to the law firm of Clark, Cali and
                Negranti. He is a retired California Supreme Court Justice and former Secretary of the United States Department of the Interior. Judge Clark has been a Director of SBC since April
                1997. He served as a Director of Pacific Telesis Group from
                1985 to 1997. He is a Director of The Irish Investment Fund and Lawter International Inc. He is a member of the Corporate
                Development Committee and the Corporate Public Policy and
                Environmental Affairs Committee.

-------------------------------------------------------------------------------

[Photo          Mary S. Metz, age 61, is President of S. H. Cowell Foundation,
Appears         San Francisco, California, and has served in this capacity
Here]           since January 1999. Dr. Metz was Dean of University Extension
                of the University of California, Berkeley, from July 1991 until August 1998, and is President Emerita of Mills College.
                Dr. Metz has been a Director of SBC since April 1997. She served as a Director of Pacific Telesis Group from 1986 to 1997. She is a Director of Longs Drug Stores Corporation;
                Pacific Gas and Electric Company; and UnionBanCal Corporation.
                She is a member of the Audit Committee.

-------------------------------------------------------------------------------

[Photo          Patricia P. Upton, age 60, is President and Chief Executive
Appears         Officer of Aromatique, Inc., Heber Springs, Arkansas. Mrs.
Here]           Upton has been a Director of SBC since June 1993. She is a member of the Audit Committee and the Corporate Public Policy
                and Environmental Affairs Committee.
-------------------------------------------------------------------------------

[Photo          Edward E. Whitacre, Jr., age 57, is Chairman of the Board and
Appears         Chief Executive Officer of SBC and has served in this capacity
Here]           since January 1990. Mr. Whitacre has been a Director of SBC since October 1986. He is a Director of Anheuser-Busch
                Companies, Inc.; Burlington Northern Santa Fe Corporation;
                Emerson Electric Co.; and The May Department Stores Company.
                He is the Chairman of the Executive Committee and a member of the Corporate Development Committee and the Finance/Pension
                Committee.

SBC Directors Serving Until the 2000 Annual Meeting (GROUP A)
-------------------------------------------------------------------------------

[Photo          Clarence C. Barksdale, age 66, is Vice Chairman, Board of
Appears         Trustees, Washington University, St. Louis, Missouri.
Here]           Mr. Barksdale was Chairman of the Board and Chief Executive
                Officer of Centerre Bancorporation from 1978 to 1988 and
                Chairman of the Board of Centerre Bank N.A. from February 1985 through December 1988. Mr. Barksdale was Vice Chairman of
                Boatmen's Bancshares, Inc., from January through June 1989. He has been a Director of SBC since October 1983. Mr. Barksdale served as a Director of Southwestern Bell Telephone Company from 1982 to 1983. He is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs
                Committee.
-------------------------------------------------------------------------------

[Photo          Ruben R. Cardenas, age 68, is a partner in the law firm of
Appears         Cardenas, Whitis & Stephen, L.L.P., McAllen, Texas.
Here]           Mr. Cardenas has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1975 to 1983. Mr. Cardenas is a Director of Cullen/Frost
                Bankers, Inc. He is the Chairman of the Audit Committee and a
                member of the Corporate Public Policy and Environmental
                Affairs Committee.
-------------------------------------------------------------------------------

[Photo          Martin K. Eby, Jr., age 64, is Chairman of the Board and Chief
Appears         Executive Officer of The Eby Corporation, Wichita, Kansas. Mr.
Here]           Eby has been a Director of SBC since June 1992. He is a
                Director of Intrust Bank, N.A. and Intrust Financial
                Corporation. He is a member of the Audit Committee and the Finance/Pension Committee.


-------------------------------------------------------------------------------

[Photo          Charles F. Knight, age 63, is Chairman and Chief Executive
Appears         Officer of Emerson Electric Co., St. Louis, Missouri. Mr.
Here]           Knight has been a Director of SBC since October 1983. He
                served as a Director of Southwestern Bell Telephone Company from 1974 to 1983. Mr. Knight is a Director of Anheuser-Busch
                Companies, Inc.; BP Amoco p.l.c., London, England; Emerson
                Electric Co.; International Business Machines Corporation; and
                Morgan Stanley Dean Witter & Co. He is the Chairman of the
                Corporate Development Committee and a member of the Executive
                Committee and the Finance/Pension Committee.

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[Photo          Toni Rembe, age 62, is a partner in the law firm of Pillsbury
Appears         Madison & Sutro LLP, San Francisco, California. Ms. Rembe was
Here]           elected a Director of SBC in January 1998 and had served as an
                Advisory Director of SBC from April 1997 to January 1998. She served as a Director of Pacific Telesis Group from 1991 to
                1997. She is a Director of Potlatch Corporation and
                Transamerica Corporation. She is a member of the Corporate
                Public Policy and Environmental Affairs Committee.
-------------------------------------------------------------------------------

[Photo          Richard M. Rosenberg, age 68, retired. Mr. Rosenberg was
Appears         Chairman of the Board of BankAmerica Corporation from January
Here]           1996 to May 1996 and was Chairman of the Board and Chief
                Executive Officer from May 1990 to December 1995. Mr.
                Rosenberg has been a Director of SBC since April 1997. He
                served as a Director of Pacific Telesis Group from 1994 to
                1997. He is a Director of Airborne Freight Corporation;
                BankAmerica Corporation; Northrop Grumman Corporation; and
                Potlatch Corporation. He is a member of the Corporate
                Development Committee and the Finance/Pension Committee.
-------------------------------------------------------------------------------

[Photo          Carlos Slim Helu, age 59, is Chairman of the Board of
Appears         Telefonos de Mexico, S.A. de C.V. and Chairman of the Board of
Here]           Carso Global Telecom, S.A. de C.V., Mexico. He is also
                Chairman Emeritus of Grupo Carso, S.A. de C.V., having served as Chairman of the Board from October 1980 to October 1998.
                Ing. Slim has been a Director of SBC since September 1993. He is a Director of Carso Global Telecom, S.A. de C.V.; Grupo
                Financiero Inbursa, S.A. de C.V.; Philip Morris Companies
                Inc.; and Telefonos de Mexico, S.A. de C.V. He is a member of the Corporate Public Policy and Environmental Affairs
                Committee and the Finance/ Pension Committee.

SBC Directors Serving Until the 2001 Annual Meeting (GROUP B)
-------------------------------------------------------------------------------

[Photo          Royce S. Caldwell, age 60, is President-SBC Operations, SBC
Appears         Communications Inc., and has served in this capacity since
Here]           July 1995. Mr. Caldwell was President and Chief Executive
                Officer of Southwestern Bell Telephone Company from April 1994 to June 1995. He was President-Customer Services, Southwestern
                Bell Telephone Company, from July 1992 to March 1994. Mr.
                Caldwell has been a Director of SBC since April 1997. He is a
                Director of Cullen/Frost Bankers, Inc.; Pacific Bell; and
                Southwestern Bell Telephone Company. Mr. Caldwell is also a member of the Telecommunications Board of Advisors of Compaq
                Computer Corporation. He is a member of the Executive
                Committee and the Finance/Pension Committee.
-------------------------------------------------------------------------------

                Herman E. Gallegos, age 68, is an independent management consultant. Mr. Gallegos was a Director of Gallegos Institutional Investors Corporation from May 1990 to August 1994. He served as an alternate U.S. Public Delegate to the 49th United Nations General Assembly from 1994 to 1995. Mr. Gallegos has been a Director of SBC since April 1997. He served as a Director of Pacific Telesis Group from 1983 to 1997. He is a Director of UnionBanCal Corporation. He is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee.
-------------------------------------------------------------------------------

                Jess T. Hay, age 68, is Chairman of the Texas Foundation for Higher Education and Chairman of HCB Enterprises Inc (a private investment firm), Dallas, Texas. Mr. Hay was Chairman and Chief Executive Officer of Lomas Financial Group from 1969 until December 1994. Mr. Hay has been a Director of SBC since April 1986. He is a Director of Exxon Corporation; Trinity Industries, Inc.; and Viad Corp. He is a member of the Audit Committee and Chairman of the Human Resources Committee.

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[Photo          Bobby R. Inman, age 67, Admiral, United States Navy, Retired.
Appears         Admiral Inman served as Vice Admiral, United States Navy, and
Here]           Director, National Security Agency, from 1977 to 1981, and as
                Admiral, United States Navy, and Deputy Director, Central
                Intelligence Agency, from 1981 to 1982. He has been a Director of SBC since March 1985. Admiral Inman is a Director of Fluor
                Corporation; Science Applications International Corporation;
                Temple-Inland Inc.; and Xerox Corporation. He is the Chairman
                of the Finance/Pension Committee and a member of the Human
                Resources Committee.
-------------------------------------------------------------------------------

[Photo          S. Donley Ritchey, age 65, is Managing Partner of Alpine
Appears         Partners, Danville, California. Mr. Ritchey was Chief
Here]           Executive Officer and Chairman of the Board of Lucky Stores,
                Inc. from 1980 to 1986. Mr. Ritchey has been a Director of SBC since April 1997. He served as a Director of Pacific Telesis
                Group from 1984 to 1997. He is a Director of The McClatchy
                Company. He is a member of the Finance/Pension Committee and the Human Resources Committee.
-------------------------------------------------------------------------------

[Photo          Joyce M. Roche, age 51, is an independent consultant.
Appears         Ms. Roche was President and Chief Operating Officer of Carson,
Here]           Inc. from 1996 to 1998. Ms. Roche was Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996 and Vice
                President-Global Marketing of Avon Products, Inc. from 1993 to
                1994. Ms. Roche has been a Director of SBC since October 1998.
                She served as a Director of Southern New England
                Telecommunications Corporation from May 1997 to October 1998.
                She is a Director of Anheuser-Busch Companies, Inc. and
                Tupperware Corporation. She is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs
                Committee.

Advisory Director

    The Board of Directors has appointed the following Advisory Director:

      Gilbert F. Amelio, age 56, Partner and Director, The Parkside Group, LLC, and Principal, Aircraft Ventures, LLC. Dr. Amelio has been an Advisory Director of SBC since April 1997. He served as a Director of Pacific Telesis Group from 1995 to 1997. He is a Director of Phase Metrics, Inc.

Compensation of Directors

     Directors who are also employees of SBC or its subsidiaries receive no separate compensation for serving as Directors or as members of Board committees. Directors who are not employees of SBC or its subsidiaries receive a $35,000 annual retainer, $2,000 for each Board meeting attended and $1,200 for each committee meeting attended. Excluding employee Directors, the chairman of each committee receives an additional annual retainer of $5,000. Advisory Directors receive the same retainers, fees and benefits as regular Directors. Directors may elect to take their retainer and fees in the form of SBC common stock or cash.

     Directors may elect to defer the receipt of all or part of these retainers and fees into either Stock Units or into a Cash Deferral Account. Each Stock Unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional Stock Units. Stock Units are converted to common stock and paid out as elected by the Director in up to 15 installments after the Director ceases service with the Board. In addition to any deferrals into Stock Units, on the date of each Annual Meeting of shareowners, each continuing Director also receives an award of Stock Units equal in value to one-half of the annual retainer. Deferrals into a Cash Deferral Account earn interest during the calendar year at a rate equal to the Moody's Corporate Bond Yield Averages-Monthly Average Corporates for September of the preceding year ("Moody's"). In addition, on the day of each Annual Meeting, each continuing non-employee Director who joined the Board after November 21, 1997, will receive a grant of Stock Units equal to $13,000, limited to 10 annual grants.

     SBC provides each non-employee Director with travel accident insurance while the Director is on SBC business, along with $100,000 of group life insurance. The total premiums during 1998 for these policies were $1,020 for the travel accident insurance and $540 for the group life insurance. Directors also received certain telecommunications services and equipment from subsidiaries of SBC or were reimbursed for such services and equipment provided by other companies. The value of telecommunications services and equipment received, or for which reimbursement was provided, together with amounts necessary to offset the Directors' federal tax liabilities resulting from such services and benefits (as well as state tax liabilities for former Pacific Telesis Group Directors), computed at maximum marginal rates, including tax surcharges, averaged $7,900 per non-employee Director in 1998. Employee Directors receive similar services and equipment in connection with their service as officers of SBC.

     Non-employee Directors who joined the Board prior to 1997 may receive pension payments for life following their retirement from the Board. Eligible non-employee Directors who serve for at least five years will receive, in quarterly installments, annual amounts equal to 10 percent of the annual retainer in effect at the time of termination of Board service, multiplied by the number of years of service, not to exceed 10 years. If the Director dies prior to the expiration of 10 years from his or her date of retirement, his or her beneficiary will be entitled to receive the payments for the remainder of the 10-year period. If an eligible non-employee Director dies while still serving on the Board, a pre-retirement death benefit will be paid as though the individual had retired on the date of death. (Of the Directors eligible to receive a pension, only four continue to accrue service credits.)

     Directors who formerly served on the Board of Pacific Telesis Group ("PTG") (which was acquired by SBC on April 1, 1997) do not receive pension benefits from SBC. As part of their service with PTG, these Directors previously received PTG Deferred Stock Units, each unit now representing the cash value of a share of SBC common stock. The PTG Deferred Stock Units were issued in exchange for the waiver by the Directors of certain retirement benefits. PTG Deferred Stock Units earn dividend equivalents and are paid out in the form of cash after the retirement of the Director. The units will vest pro rata each year until the Director has completed seven years of service. For purposes of vesting and payout of the PTG Deferred Stock Units and the period during which certain options granted by PTG (initially to purchase stock of PTG) may be exercised, service on the SBC Board of Directors will be deemed to constitute service on the PTG Board. In addition, PTG Directors were allowed to elect during 1997 to have their prior deferrals of PTG retainers and fees continued until they leave the SBC Board. These deferrals earn a rate of interest equal to Moody's plus 4 percent for deferrals from 1985 through 1992; Moody's plus 2 percent for deferrals from 1993 through 1995; and for deferrals after 1995, the 10-year Treasury Note average for the month of September for the prior year plus 2 percent.

     Two members of Mr. Gallegos' immediate family were employed by subsidiaries of PTG, and were paid a total of approximately $259,219 in 1998. Amounts paid to these employees are comparable to compensation paid to other employees performing similar job functions.

     In 1998, PTG and its subsidiaries obtained legal services from the law firm of Pillsbury Madison & Sutro LLP, of which Ms. Rembe is a partner, on terms which SBC believes were as favorable as would have been obtained from unaffiliated parties.

               Common Stock Ownership of Directors and Officers

     The following table sets forth the beneficial ownership of SBC common stock as of December 31, 1998, held by each Director (other than the Advisory Director) and each officer named in the Compensation Charts on pages 25-27. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than one percent of the outstanding SBC common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

-------------------------------------------------------------------------------

                         Total SBC
    Name of         Beneficial Ownership
Beneficial Owner  (including options)(1)
----------------  ------------------------
Clarence C.
  Barksdale                10,797
James E. Barnes             6,002
August A. Busch
  III(2)                   49,554
Ruben R.
  Cardenas                 28,640
William P. Clark           18,594
Martin K. Eby,
  Jr.                      26,856
Herman E.
  Gallegos                 18,750
Jess T. Hay                20,002
Bobby R. Inman              3,690
Charles F.
  Knight                   14,978
Mary S. Metz               18,467
Haskell M.
  Monroe, Jr.              12,062
Toni Rembe                 18,525
S. Donley
  Ritchey                  20,345

                                                                     Total SBC
    Name of                                                     Beneficial Ownership
Beneficial Owner                                              (including options)(1)
----------------                                              ----------------------
Joyce M. Roche                                                           1,629
Richard M. Rosenberg                                                     9,110
Carlos Slim Helu                                                         2,002
Patricia P. Upton                                                        6,913
Edward E. Whitacre, Jr.                                              2,743,236
Royce S. Caldwell                                                      539,852
Charles E. Foster                                                      594,509
James D. Ellis                                                         530,077
Donald E. Kiernan                                                      450,539
All executive officers and Directors
  as a group (consisting of 28 persons,
  including those named above):                                      6,264,870

-------------------------------------------------------------------------------
(1) This table includes presently exercisable stock options and stock options which will become exercisable within 60 days of the date of this table.
    The following Directors and officers hold the number of options set forth following their respective names: Judge Clark--14,620; Mr. Gallegos-- 14,620; Dr. Metz--14,620; Ms. Rembe--13,158; Mr. Ritchey--14,620;
    Mr. Rosenberg--5,848; Mr. Whitacre--2,196,842; Mr. Caldwell--518,335;
    Mr. Foster--560,304; Mr. Ellis--435,465; Mr. Kiernan--418,207; and all
    executive officers and Directors as a group--5,265,271.
   This table also includes 2,000 restricted shares held by each non-employee Director (other than Judge Clark, Mr. Gallegos, Dr. Metz, Ms. Rembe, Mr. Ritchey, Ms. Roche and Mr. Rosenberg), each of whom has sole voting power but no investment power until the lapse of the restrictions. Also includes shares held in an employee benefit plan for the following persons, who have sole voting power but no investment power with respect to the number of shares set forth following their respective names: Mr. Whitacre--1,154; Mr. Caldwell--389; Mr. Foster--1,344; and Mr. Ellis--1,210. In addition, of the shares shown in the above table, the following persons share voting and investment power with other persons with respect to the number of shares set forth following their respective names: Mr. Barnes--4,000; Mr. Busch-- 9,800; Judge Clark--3,118; Dr. Monroe--9,784; Mr. Ritchey--5,723; Mr.
   Rosenberg--1,798; Ms. Upton--715; Mr. Whitacre--31,668; Mr. Caldwell-- 11,406; Mr. Foster--3,500; and Mr. Ellis--11,740.
(2) Mr. Busch disclaims beneficial ownership of 1,600 shares held by adult son.

Voting

     Each share of SBC common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. Directors are elected by a plurality of the votes cast. All other matters will be determined by a majority of the votes cast. Shares represented by proxies marked "withhold authority" with respect to the election of one or more nominees as Directors, by proxies marked "abstain" on other proposals, and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If no directions are given and the signed card is returned, the members of the Directors' Proxy Committee will vote the shares for the election of the Board of Directors' nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card, and at their discretion on any other matter that may properly come before the meeting. Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in "street name" on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of directors and the ratification of the appointment of the independent auditor, but not shareowner proposals. In instances where brokers are prohibited from exercising discretionary authority (so-called "broker non-votes"), the shares they hold are not included in the vote totals and, therefore, have no effect on the vote.

Matters To Be Voted Upon

Item 1 on Proxy Card -- Election of Directors

     The following Group C Directors have been nominated by the Board of Directors on the recommendation of the Human Resources Committee for election to three-year terms of office that will expire at the 2002 Annual Meeting:

      James E. Barnes      Mary S. Metz
      August A. Busch III  Patricia P. Upton
      William P. Clark     Edward E. Whitacre, Jr.

     Shares represented by the accompanying form of proxy will be voted for the election of the nominees unless other instructions are shown on the proxy card or provided through the telephone or Internet proxy. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

                Your Board of Directors Recommends a Vote "FOR"
                   its Nominees Listed as Group C Directors.

Item 2 on Proxy Card -- Ratification of Appointment
                              of Independent Auditor

     Subject to shareowner ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditor of SBC for the fiscal year ending December 31, 1999. This firm has audited the accounts of SBC since 1983 and the accounts of Southwestern Bell Telephone Company for many years. If shareowners do not ratify this appointment, the Board will consider other independent auditors. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to questions.

         Your Board of Directors Recommends a Vote "FOR" Ratification of the Appointment of Ernst & Young LLP as Independent Auditor.

Shareowner Proposal

     A shareowner has advised the Company that the shareowner intends to introduce at the 1999 Annual Meeting the proposal set forth below. The name and address of, and the number of shares owned by, such shareowner will be provided upon request to the Secretary of the Company.

Item 3 on Proxy Card -- Shareowner Proposal

     RESOLVED: We the stockholders assembled in person and by proxy, do hereby request that the Board of Directors take the necessary steps so that (i) the pensions currently granted to "outside" directors, and not currently "grandfathered", be reviewed with an eye towards discontinuance, and (ii) no such pensions be granted in future, nor increased if granted, without the direct and specific vote of such stockholders assembled in Annual Meeting.

Shareowner's Supporting Statement

     REASONS: Although it was commonplace some years ago to grant pensions to "outside" directors, and to do so without stockholder approval, this practice has been largely dropped by other large companies, including the others of the "Baby Bells." Currently, SBC accrues pension benefits for four (4) such directors. To continue the practice under these circumstances is ridiculous.

     The ladies and gentlemen on our Board are employees not of the Company, but of the stockholders, yet we were not called upon to make this decision. They are currently being handsomely rewarded for their services in the form of retainers, per diems, and expenses for their work for us. Most of these directors are otherwise employed, or are retired with pensions, by their place of primary employment. For us, the owners of the Company, to further pension them is not in our best interests.

     While we surely require top talent as our directors, there are many corporations today, despite what management may say to the contrary, where this practice is not permitted, and numerous others where it has been voluntarily withdrawn.

     A similarly worded proposal last year drew 200,193,750 votes representing 30 percent of the votes cast. Your vote in favor is requested again.

Your Directors' Position

     Your Board does not believe any action is necessary to further eliminate pensions for Directors. In 1997, your Board changed the program so that Directors who joined the Board after 1996 would not be entitled to a pension. Directors who already were vested in their pensions were not affected. In addition, four (4) Directors who joined the Board prior to 1997 who were not fully vested at the time of the modifications were permitted to continue to earn vesting credits. It is these four (4) individuals that the proponent seeks to deny further vesting in their pensions.

     Your Board believes it is important to keep its commitment to provide pension benefits to those outside Directors who joined the Board before 1997. When the four (4) Directors who are still accruing pension credits joined the Board, they were informed that their compensation package would include a pension benefit, and your Board believes it is wrong to take away these benefits from this small group.

     Your Directors believe the Company's shareowners are best served by having talented, experienced and committed individuals serving as Directors. To attract and retain such individuals, the Company must provide a compensation package that is comparable with compensation packages provided by other major U.S. companies. While this plan met those needs at one time, your Directors believe it is no longer needed as part of the Company's compensation package. Accordingly, your Board ceased participation by future Directors in a way that did not unfairly prejudice the directors who joined the Board while the retirement plan was still a part of the Board compensation package.

                      Your Board of Directors Recommends a
                          Vote "AGAINST" this Proposal.

Compensation Committee Interlocks and Insider Participation

     The Human Resources Committee, composed entirely of independent, outside Directors, is responsible for establishing and administering SBC's policies involving the compensation of officers. No employee of SBC serves on this committee. During the 1998 fiscal year, the members of the Human Resources Committee were (and are currently): Jess T. Hay (Chairman), August A. Busch III, Admiral Bobby R. Inman and S. Donley Ritchey. Mr. Busch is Chairman of the Board and President of Anheuser-Busch Companies, Inc., where Mr. Whitacre also serves as a member of the Board of Directors. In addition, Mr. Whitacre serves as a director and is on the Compensation and Human Resources Committee of Emerson Electric Company, where Charles F. Knight, an SBC Director, is Chairman of the Board and Chief Executive Officer.

Executive Compensation

Report of the Human Resources Committee on Executive Compensation

     Responsibilities of the Human Resources Committee (the "Committee") of the Board of Directors include establishing policies governing the compensation of officers of SBC and certain key executives of its subsidiaries. The Committee is composed of four non-employee Directors.

     The Committee's principal objective in establishing compensation policies is to develop and administer a comprehensive program designed to attract and retain outstanding managers who are most likely to enhance the profitability of SBC and create value for our shareowners. The policies are designed to attract and retain high-quality executives, to encourage them to make career commitments to SBC and to accomplish SBC's short and long term objectives. To achieve these results, the Committee, in consultation with a nationally recognized compensation and benefits consulting firm, has developed a compensation program that combines annual base salaries with annual and long term incentives principally tied to the performance of SBC and SBC's common stock. The principles used by the Committee in developing the program include the following:

  . In order to align the financial interests of SBC's executives with those of SBC and its shareowners, a significant portion of executive compensation should be "at risk" and tied to the achievement of certain short and long term performance objectives of SBC.

  . Ownership of SBC's common stock by executives should be encouraged through SBC's compensation program.

  . Sustained superior performance by individual officers that enhances the profitability of SBC should be recognized and appropriately rewarded. As measured by the Committee, such performance may include increasing revenues, reducing expenses, efficiently deploying capital, and improving service and product quality, while always complying with the high ethical standards established by SBC for the conduct of its officers and employees.

     The Committee is responsible for approving the compensation of officers of SBC, including the Named Officers (defined below), and certain officers of subsidiaries.

Annual Base Salary -- The Committee has established a policy that annual base salaries for officers will be market-based; that is, the salaries will relate reasonably to salaries for similar positions in the 50th percentile of a group of companies with large revenues (the "Comparator Group"), developed in consultation with the Committee's outside compensation consultant. The majority of the companies selected for salary comparison purposes are telecommunications or technology companies for which compensation information is available. Accordingly, the Comparator Group includes, among others, the companies in the Stock Performance Graph on page 32. The Committee may, at its discretion, choose to pay above the 50th percentile of the market because of sustained superior performance or to meet significant needs of the Company.

Incentives -- In order to create incentives for superior efforts on behalf of SBC and to allow employees to share in the very success for which they are responsible, the Committee has determined that a significant portion of each officer's total compensation shall be dependent upon the annual and long term performance of SBC.

     Annual Incentives. During 1998, officers and other key executives of SBC and certain subsidiaries received annual incentives under either the Short Term Incentive Plan ("STIP") or the 1996 Stock and Incentive Plan ("SIP"). The latter plan allows certain compensation paid to Named Officers to be deductible under Section 162(m) of the Internal Revenue Code (discussed below). Under each plan, the Committee awards an annual bonus contingent upon the yearly performance of the SBC business to which the officer is assigned.

     Under each plan, a target award for each officer and the specific performance objectives applicable to the officer, composed of "value added" objectives, are established at the beginning of the year. The term "value added" refers to after-tax cash operating profit less depreciation and less a capital charge. The value added objectives are designed to encourage employees to focus on exceeding a specified level of return. The target awards are set with a view toward making an officer's combined target award and base salary fall between the 50th and 75th percentile of the Comparator Group, as determined by the Committee's outside compensation consultant. Officers receive their full target awards if their respective value added objectives are met; however, the formula driven portion of the award is capped at 100 percent of the target amount. If less than the value added objectives are achieved, the target awards are forfeited or, at a minimum, reduced in progressively increasing proportions. The Committee has discretion to award individual officers additional awards based upon the performance of SBC and its subsidiaries, an overall evaluation of each officer's performance and/or the contribution of the officer to increasing shareowner value. The Committee may also make annual discretionary awards in addition to any awards under the plan.

     The Committee has determined that the performance objectives were met or exceeded by all of the Company's executive officers. The Committee is also pleased to report that the Company's results exceeded the Board's expectations and reflected exceptional performances by all the executive officers. Accordingly, the Committee made additional discretionary awards beyond the target award based upon individual performance.

     Long Term Incentives. Since its inception, SBC has provided stock-based long term incentives to officers and other key executives of SBC and certain subsidiaries in the form of performance shares and stock options.

     Performance shares are designed to tie the executive's financial interests to those of our shareowners through the establishment of long term performance awards and the payment of awards in common stock and/or in cash based upon the price of common stock. Performance shares are granted under the 1996 Stock and Incentive Plan (prior to 1996, they were granted under the Senior Management Long Term Incentive Plan). Performance shares are designed to provide rewards for the achievement of SBC's value added goals as well as increases in the price of SBC's common stock. Each officer, including each of the Named Officers, is granted a specific number of performance shares, each equivalent in value to a share of common stock. At the end of the performance period, a percentage of the performance shares, not to exceed 100 per cent of the performance shares granted, is paid out (i.e., converted into common stock and/or cash), based on the achievement of SBC's value added goals over a three- (or two-) year period. No awards are paid out if SBC fails to achieve certain minimum value added requirements. The Committee also recognizes the importance of stock options as a means to further tie the executive's financial interests directly to those of our shareowners. During 1998, the Committee granted stock options to all managers, including all of the Named Officers. The target value of the regular long term grants (combined value of performance shares and stock options) made in 1998 was designed to relate reasonably to the value of all long term type awards made to the 50th - 62nd percentile of employees holding similar positions with companies in the Comparator Group, as determined by the Committee's outside compensation consultant. In addition to the foregoing awards, the Committee, at its discretion, may grant additional performance shares to persons who have exhibited superior performance during the prior year (these additional performance shares generally have two-year performance periods). During 1998, Mr. Whitacre received such an award.

     In 1998, SBC's officers received the payout of their performance share awards for the 1995-1997 and 1996-1997 performance periods. The Committee determined that during these performance periods SBC exceeded the value added goals set by the Committee. In accordance with a predetermined formula, 100 percent of the target numbers of units granted to the officers were distributed.

     The telecommunications industry continues to undergo unprecedented changes, with the competitive landscape being redefined by numerous new entrants into the industry. Moreover, new businesses in related industries, such as the Internet, are proliferating. Foreign telecommunications firms are now seeking entry into U.S. markets. These industries are constantly seeking out qualified managers to fill their ranks, including SBC's officers, who are widely recognized as being among the most qualified and talented leaders in the telecommunications industry. From time to time SBC's officers receive inquiries and offers from competitors, sometimes successfully, who seek to hire them away from SBC. Your Committee believes it is crucial to SBC and its shareowners that compensation programs be designed to adequately reward officers for their past and current achievements and be given incentives to remain with SBC. As a result, your Committee made special retention awards of Amdocs stock units ("Amdocs Units") to certain key officers, including the Named Officers. SBC holds more than 20% of Amdocs Limited, a provider of software products and services to telecommunications companies. In recent years, the value of SBC's investment in Amdocs has grown dramatically, and the Committee feels it is appropriate to tie the awards to this successful investment. Under the grants, one-third of the Amdocs Units will vest and be issued to the officers each year beginning on the first anniversary of the grant. Each officer was given a one-time election to convert his or her Amdocs Units into a fixed cash amount, which would then earn interest and be subject to the same vesting schedule as the Amdocs Units.

     The Company also provides several alternatives for its managers to invest a portion of their salaries and annual incentive awards in SBC common stock, thereby giving these managers an even greater stake in the performance of SBC. One such opportunity is the Stock Savings Plan, under which middle level and above managers may receive stock options based upon the number of shares purchased under the program through payroll deductions.

Compensation for the Chief Executive Officer -- The foregoing principles and policies were applied by the Committee in determining the compensation for the Chairman of the Board and Chief Executive Officer, Mr. Whitacre, for the last fiscal year. The Committee established Mr. Whitacre's annual base salary for 1998, targeted to the median base salary paid by companies in the Comparator Group.

     Mr. Whitacre's annual incentive bonus for 1998 was determined under the 1996 Stock and Incentive Plan, as described above. The Committee determined that in 1998, Mr. Whitacre's personal performance was again excellent, exceeding his value-added performance objective. Under Mr. Whitacre's leadership, SBC achieved outstanding financial results from its core business operations, while continuing to position itself for future growth opportunities. Mr. Whitacre's success in transforming SBC from a regional carrier to a national and global competitor was demonstrated by industry-shaping acquisitions, including the still-pending merger with Ameritech; the merger with Southern New England Telecommunications, providing a critical foothold in the Northeast; and the rapid integration of Pacific Telesis, which is accelerating the realization of targeted synergies. In response to Mr. Whitacre's strategic vision, and his critical role in the leadership and success of SBC, the Committee determined to grant Mr. Whitacre an annual incentive award of $5 million for 1998.

     Mr. Whitacre, along with other Named Officers, received stock options, performance shares and Amdocs Units. These matters are discussed above under "Long Term Incentives."

Limit on Deductibility of Certain Compensation -- In 1993, Congress adopted legislation that prohibited publicly held companies, such as SBC, from deducting certain compensation paid to a Named Officer that exceeds one million dollars during the tax year. To the extent compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the shareowners, the compensation is not included in the computation of the limit. Although the Committee intends, to the extent feasible and where it believes it is in the best interests of SBC and its shareowners, to attempt to qualify such compensation as tax deductible, it does not intend to permit this arbitrary tax provision to distort the

Committee's development and execution of effective compensation plans. Thus, the Committee will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations could compromise the interests of shareholders.

The Human Resources Committee:

      Jess T. Hay, Chairman   August A. Busch III
      Admiral Bobby R. Inman  S. Donley Ritchey

Summary
      The table below contains information concerning annual and long term compensation provided to the Chairman of the Board and Chief Executive Officer and the other most highly compensated executive officers of SBC (the "Named Officers").
Compensation
Table

-------------------------------------------------------------------------------

                                                                                        Long Term Compensation
                                                                                   -----------------------------------
                                                       Annual Compensation                Awards             Payouts
                                                ---------------------------------- ------------------------ ----------
                                                                                                 Number of
                                                                                   Restricted    Securities             All Other
           Name and Principal                                         Other Annual   Stock       Underlying    LTIP      Compen-
                Position                   Year   Salary     Bonus    Compensation  Award(s)      Options   Payouts(1)  sation(2)
      ------------------------------------------------------------------------------------------------------------------------
        Edward E. Whitacre, Jr.            1998 $1,162,500 $5,000,000   $541,932   $        0     426,792   $3,341,841 $12,565,876
         Chairman of the Board and         1997 $  975,000 $3,300,000   $407,455   $8,737,500(3)  344,920   $2,232,082 $    54,429
         Chief Executive Officer           1996 $  900,000 $2,500,000   $259,355   $        0     160,040   $2,876,953 $    49,773

        Royce S. Caldwell                  1998 $  591,572 $1,200,000   $190,283   $        0     205,509   $1,014,640 $ 2,031,622
         President-SBC Operations          1997 $  476,980 $1,054,000   $169,297   $2,912,500(3)  165,848   $  677,116 $    25,077
                                           1996 $  434,980 $  854,000   $ 92,508   $        0      48,645   $  615,218 $    22,669

        Charles E. Foster                  1998 $  458,072 $  700,000   $144,207   $        0      61,409   $  544,979 $ 2,024,735
         Group President-SBC               1997 $  425,980 $  550,000   $107,577   $2,912,500(3)  100,127   $  363,522 $    22,580
                                           1996 $  388,980 $  512,000   $ 65,133   $        0      51,378   $  531,165 $    17,856

        James D. Ellis                     1998 $  449,238 $  700,000   $174,524   $        0      77,756   $  749,901 $ 2,023,257
         Senior Executive Vice             1997 $  372,980 $  600,000   $124,434   $2,912,500(3)   87,663   $  465,049 $    18,975
         President and General Counsel     1996 $  347,980 $  492,800   $102,139   $        0      40,882   $  630,932 $    17,513

        Donald E. Kiernan                  1998 $  401,905 $  625,000   $138,932   $        0      78,679   $  633,693 $ 2,019,447
         Senior Vice President, Treasurer  1997 $  338,980 $  525,000   $ 94,223   $2,912,500(3)  188,980   $  392,992 $    15,429
         and Chief Financial Officer       1996 $  308,980 $  445,000   $ 53,426   $        0      76,766   $  492,163 $    15,075

      ----
      (1) The long term incentive award payouts are for the 1995-1997 and 1996-1997 performance periods. All the Named Officers elected to receive 50% of their awards in stock and 50% in cash with the exception of Mr. Foster, who elected to receive his award in 100% stock. During the same time, the market price of SBC common stock rose from $20.19 on December 30, 1994 to $36.63 on December 31, 1997, (prices are adjusted for the March 1998 stock split), resulting in an increase in the value of common stock held by our shareowners of approximately $31 billion.
      (2) All Other Compensation for 1998 reflects the grant date value of Amdocs Units. The number of units granted and their values as of the date of grant, are as follows: Mr. Whitacre received 892,857 units valued at $12,500,000, Messrs. Caldwell, Foster, Ellis and Kiernan each received 142,857 units valued at $2,000,000. Dividend equivalents will be paid on the units equal to dividends paid, if any, on an equal number of shares. All Other Compensation also includes benefits imputed to the Named Officers with respect to premiums on SBC-owned life insurance, as determined in accordance with IRS guidelines. For Messrs. Whitacre, Caldwell, Foster, Ellis and Kiernan these amounts were $10,076, $3,942, $3,463, $2,409 and $871, respectively. All other amounts reported under this heading represent employer matching contributions made to employee benefit plans.
      (3) This represents the grant date value of SBC restricted stock and phantom stock units awarded to the Named Officers. These awards will vest and be issued and paid out over a three year period beginning June 3, 2000. The number of shares of units granted, and their values as of December 31, 1998, are as follows: Mr. Whitacre has 200,000 restricted shares valued at $10,725,000, and 100,000 phantom stock units valued at $5,362,500; Messrs. Caldwell, Foster, Ellis and Kiernan each have 100,000 restricted shares valued at $5,362,500. Dividends or dividend equivalents are paid on all restricted stock and phantom stock units.

Aggregated Option/SAR Exercises in Last Fiscal Year
And Fiscal Year-End Option/SAR Values
-------------------------------------------------------------------------------

    The purpose of the following table is to report exercises of stock options and stock appreciation rights ("SARs") by the Named Officers during 1998 and the value of their unexercised stock options and SARs as of December 31, 1998. None of the Named Officers exercised stock options during 1998. SBC has not issued any SARS to the Named Officers.

                                             Number of Securities
                                            Underlying Unexercised     Value of Unexercised
                          Shares               Options at Fiscal      In-the-Money Options at
                         Acquired                  Year End             Fiscal Year End(1)
                            on     Value   ------------------------- -------------------------
         Name            Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----------------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.      0      $ 0     2,187,384    1,093,432   $71,338,540  $22,237,542
Royce S. Caldwell            0      $ 0       513,873      509,808   $16,328,031  $10,174,925
Charles E. Foster            0      $ 0       556,336      232,121   $17,679,910  $ 5,172,238
James D. Ellis               0      $ 0       432,011      227,989   $13,859,610  $ 4,811,904
Donald E. Kiernan            0      $ 0       416,125      241,112   $13,200,056  $ 5,136,831

(1) "Value of Unexercised In-the-Money Options" figures are based on the year end, December 31, 1998, SBC common stock price of $53.625.

Long Term Incentive Plans -- Awards in Last Fiscal Year
-------------------------------------------------------------------------------

    The table below reports performance shares granted under the 1996 Stock and Incentive Plan.

                                      Performance
                                       or Other   Estimated Future Payouts
                          Number of     Period     Under Non-Stock Price-
                           Shares,       Until          Based Plans
                           Units or   Maturation  ------------------------
         Name            Other Rights  or Payout  Threshold Target Maximum
--------------------------------------------------------------------------
Edward E. Whitacre, Jr.     50,000     1998-2000   42,500   50,000 50,000
                            41,132     1998-1999   34,962   41,132 41,132
Royce S. Caldwell           24,628     1998-2000   20,934   24,628 24,628
Charles E. Foster            8,734     1998-2000    7,424    8,734  8,734
James D. Ellis               7,772     1998-2000    6,606    7,772  7,772
Donald E. Kiernan            7,388     1998-2000    6,280    7,388  7,388

    This table reports performance shares granted to the Named Officers during the last fiscal year, applicable to the performance periods indicated. Each performance share is equivalent in value to one share of SBC common stock. At the end of a performance period, a percentage of the performance shares is converted into cash and/or SBC common stock, based upon the achievement of certain value added performance levels. Value added is defined as after-tax cash operating profit less depreciation and less a capital charge.

     The performance levels are set on a yearly basis, and the extent to which a performance level is met or exceeded is expressed as a percentage. The annual percentages are then averaged over the term of each performance period to determine the percentage of performance shares which may be converted and paid out. The maximum number of performance shares that may be converted at the end of a performance period may not exceed 100% of the target number of performance shares.

Option Grants in Last Fiscal Year
-------------------------------------------------------------------------------

     The table below contains the estimated present value of the stock options as of their issue date. The first and third options set forth opposite each name were issued under a stock purchase plan where middle level and above managers received options based on the number of shares purchased.

                         Number of      Percent of
                         Securities   Total Options  Exercise
                         Underlying     Granted to    or Base             Grant Date
                          Options      Employees in    Price   Expiration  Present
         Name             Granted     Fiscal Year(1) ($/Share)    Date      Value
------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.     9,458          0.05%      $39.313    2/2/08   $  104,889
                          350,000(2)       1.75%      $43.000    4/1/08   $4,389,000
                           67,334          0.34%      $41.375    8/3/08   $  834,942
Royce S. Caldwell           4,462          0.02%      $39.313    2/2/08   $   49,484
                          196,875(2)       0.99%      $43.000    4/1/08   $2,468,813
                            4,172          0.02%      $41.375    8/3/08   $   51,733
Charles E. Foster           3,968          0.02%      $39.313    2/2/08   $   44,005
                           54,143(2)       0.27%      $43.000    4/1/08   $  678,953
                            3,298          0.02%      $41.375    8/3/08   $   40,895
James D. Ellis              3,454          0.02%      $39.313    2/2/08   $   38,305
                           57,663(2)       0.29%      $43.000    4/1/08   $  723,094
                           16,639          0.08%      $41.375    8/3/08   $  206,324
Donald E. Kiernan           2,082          0.01%      $39.313    2/2/08   $   23,089
                           59,063(2)       0.30%      $43.000    4/1/08   $  740,650
                           17,534          0.09%      $41.375    8/3/08   $  217,422

(1)  Percentages are based on 19,945,962 options granted to employees in 1998.
(2) One-third of these options vest on each anniversary of the grant. As of December 31, 1998, none of these options have vested.

     References to grants A, B, and C in the following discussion correspond to first, second, and third grants of options, respectively, listed opposite each of the Named Officers. The option values in the table represent the estimated present value of the options as of their issue date. These values were determined by a nationally recognized compensation and benefits consulting firm in accordance with the Black-Scholes option valuation model. The significant assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following:

  . Options were issued with an exercise price equal to the fair market value of stock on the date of issuance. The term of each option is 10 years (unless otherwise shortened or forfeited due to termination of employment), but no option may be exercised during the 12-month period following the date of issuance.

  . The model assumed an interest rate of 5.57 percent in calculating the value of the options in grant A, 5.64 percent for grant B and 5.34 percent for grant C. These interest rates represent the interest rates on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the option term. Volatility was calculated using daily stock prices for the one-year period prior to the grant date, resulting in volatility of 26.68 percent for grant A, 26.29 percent for grant B, and 28.15 percent for grant C. The model reflected annual per share dividends at the date of issuance of $.90 per share for grant A, and $.94 per share for grants B and C.

  . The present values of the options were reduced approximately 4 percent for grant A and 7.79 percent for grant B to reflect the probability of forfeiture due to termination prior to vesting, and 15.64 percent for grant A, 10.46 percent for grant B, and 15.94 percent for grant C to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

     The ultimate value of the options will depend on the future market price of SBC's common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of SBC's common stock over the exercise price on the date the option is exercised.

Pension Plans

     SBC has a noncontributory pension plan for employees known as the SBC Pension Benefit Plan. Beginning June 1, 1997, management participants, including executive officers, are entitled to receive the greater of two pension benefits, the Cash Balance Benefit or the Grandfathered Benefit, each of which is subject to Internal Revenue Code limitations on pay used to calculate pensions. A participant's Cash Balance Benefit is equal to the balance in the participant's cash balance account, which is made up of (i) an opening account balance as of June 1, 1997, which reflects the lump sum present value of the participant's approximate "age 65" accrued benefit under the old plan design, (ii) subsequent monthly basic benefit credits equal to 5 percent of the participant's compensation (generally, base pay, commissions, and other nondiscretionary bonuses such as group incentive awards), and (iii) monthly interest credits on the participant's cash balance account. The interest rate is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle of the preceding quarter. In addition, over the period June 30, 1997, through May 31, 2002, the participant's account receives a monthly pro rata share of the participant's transition benefit, which is based on an estimate of what the participant's account balance would have been if the cash balance design had been applied throughout the participant's employment with SBC, plus additional credits if the total of the participant's age plus service exceeds 25. The Grandfathered Benefit is equal to the sum of 1.6 percent of a participant's average compensation (generally, base pay, commissions, and other nondiscretionary bonuses such as group incentive awards) for the five years ended December 31, 1997 (or any prior 5 year averaging period if it would result in a higher benefit), multiplied by the number of years of service through the end of the participant's averaging period, plus 1.6 percent of the participant's pension compensation subsequent to the averaging period. (The participant may also be eligible for an alternative Grandfathered Benefit under an early retirement program. Under the alternative benefit, the pension is equal to the number of years of service (plus an additional 5 years of age and service credits) multiplied by the participant's average compensation for the 5 year period ending December 31, 1990, plus 1.6% of pay in 1991, and no credit for service after 1991.)

     Pension amounts are not subject to reduction for Social Security benefits or any other offset amounts. The Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans. Benefits that are so limited are restored for officers and certain senior managers from the general funds of SBC either under the Supplemental Retirement Income Plan (see paragraph below) or another SBC nonqualified plan. If they continue in their current positions at their current levels of compensation and retire at the mandatory retirement age of 65, the total estimated annual pension amounts from the Pension Benefit Plan, and the estimated credited years of service at retirement under the Plan for Messrs. Whitacre, Caldwell, Foster, Ellis, and Kiernan would be $132,656 (44 years), $115,254 (41 years), $122,034 (40 years), $103,470 (36 years), and $43,775 (18 years), respectively.

     The Supplemental Retirement Income Plan (which is not funded by, nor is it a part of, the Pension Benefit Plan) establishes a target annual retirement benefit for all officers and certain senior managers, stated as a percentage of their annual salaries and annual incentive bonus averaged over a specified averaging period described below ("Average Annual Compensation"). The percentage is increased by .71 percent for each year of actual service in excess of, or decreased by 1.43 percent for each year of actual service below, 30 years of service for executive officers and other officers and 35 years of service for other senior managers. Average Annual Compensation is determined by averaging salaries and annual incentive bonus earned during the 36-consecutive-month period out of the last 120 months preceding retirement that generates the highest average earnings. The target percentages of Average Annual Compensation are: Chairman of the Board and Chief Executive Officer, 75 percent; certain executive officers, 70 percent; other executive officers and other officers, 55 to 60 percent; and certain other senior managers, 50 percent. This plan pays the difference, if any, between the target amount and what would be payable under the Pension Benefit Plan if the benefits under the Pension Benefit Plan were paid in the form of an immediate annuity for life. In the event the participant retires before reaching his or her 60th birthday, a discount of .5 percent for each month remaining until the participant's 60th birthday is applied reducing the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement. If they continue in their current positions at their current levels of salary and most recent bonuses, and if they retire at the mandatory retirement age of 65, the estimated annual amounts that will be paid in accordance with the Supplemental Retirement Income Plan for Messrs. Whitacre, Caldwell, Foster, Ellis, and Kiernan would be $4,604,944, $1,297,066, $787,821, $767,205 and $491,574, respectively.

Contracts with Management

     On November 21, 1997, the Board of Directors approved revised Change of Control Severance Agreements (the "Agreements") for each of the officers named in the "Summary Compensation Table" as well as certain other officers. The purpose of the Agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of SBC. These Agreements provide that in the event of a change in control of SBC, as that term is defined in the Agreements and summarized below, each officer is entitled to certain benefits (the "Severance Benefits") upon the subsequent termination or constructive termination of his or her employment, unless such termination is due to death or disability, or the termination is by SBC for cause (as defined in the Agreements); or is by the officer for other than good reason (as defined in the Agreements).

     The Severance Benefits include the payment of the officer's full base salary through the date of termination plus all other amounts to which the officer is entitled under any compensation plan of SBC in effect immediately prior to the change in control. Also, each officer is entitled to a lump sum payment equal to three (in the case of Messrs. Whitacre, Caldwell, Foster and Ellis) or two (in the case of Mr. Kiernan) times the sum of (a) the officer's annual base salary in effect immediately prior to termination, (b) the most recently paid amount under the Short Term Incentive Plan or as a Key Executive Officer Short Term Award under the 1996 Stock and Incentive Plan and (c) the cash value of the target award of performance shares granted under the 1996 Stock and Incentive Plan applicable to each officer for the most current performance cycle. Additionally, each officer will be provided with life and health benefits, including supplemental medical, vision and dental benefits, for three years from the date of termination, if the officer is not otherwise entitled to the same.

     In the event any payment or benefit received or to be received by an officer in connection with a change in control or the termination of his or her employment, whether pursuant to his or her Agreement and/or under the 1996 Stock and Incentive Plan (the "Total Payments"), is determined to be an excess parachute payment as defined in the Internal Revenue Code and thus subject to the 20 percent Federal excise tax, SBC will pay the officer an amount equal to the excise tax and all Federal and applicable state taxes resulting from the payment of the excise tax or from payment of such Federal and state taxes.

     Under the Agreements, in general, change in control is deemed to occur
(a) if anyone (other than an employee benefit plan of SBC) acquires more than 20 percent of SBC's common stock, (b) if within a two-year period, the Directors at the beginning of such period (together with any new Directors elected or nominated for election by a 2/3 majority of Directors then in office who were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board, or (c) if SBC's shareowners either approve a merger or consolidation which results in someone other than the shareowners immediately prior thereto holding more than 35 percent of the voting power of the surviving entity or approve the complete liquidation of SBC or the disposition of substantially all of SBC's assets.

Section 16(a) Beneficial Ownership Reporting Compliance

     SBC's executive officers and Directors are required under the Securities Exchange Act of 1934 to file reports of transactions and holdings in SBC common stock with the Securities and Exchange Commission and the New York Stock Exchange and to file a copy of such reports with SBC. Based solely on a review of the filed reports and written representations that no other reports are required, SBC believes that during the preceding year all executive officers and Directors were in compliance with all filing requirements applicable to such executive officers and Directors, except for one transaction of less than 1,000 shares by an investment manager who had discretionary authority over an account in which Ms. Upton had an indirect beneficial interest that was filed after the due date.

Stock Performance Graph

                Comparison of Five Year Cumulative Total Return
                          SBC, S&P 500 and Peer Group

                             [Graph Appears Here]


Data Points in Dollars
     at Year End                SBC           S&P 500 Index    Peer Group
----------------------       ----------       -------------    ----------
1993                           $100              $100            $100
1994                           $101              $101            $ 95
1995                           $149              $139            $150
1996                           $139              $171            $151
1997                           $203              $229            $214
1998                           $304              $294            $325

     Assumes $100 invested on December 31, 1993, in SBC common stock, Standard & Poor's 500 Index and a Peer Group of other large U.S. telecommunications companies (Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, and U S West Communications Group).

     The index of telecommunications companies ("Peer Group") is weighted according to the market capitalization of its component companies at the beginning of each period.

     Total return equals stock price appreciation plus reinvestment of dividends on a quarterly basis.

Other Business

     The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of shareowners other than those described herein.

     A copy of SBC's Annual Report to the Securities and Exchange Commission on Form 10-K for the year 1998 may be obtained without charge upon written request to the Assistant Director-External Reporting, 175 E. Houston, 9th Floor, San Antonio, Texas 78205.

Shareowner Proposals

     Proposals of shareowners intended for presentation at the 2000 Annual Meeting must be received by SBC for inclusion in its Proxy Statement and form of Proxy relating to that meeting by November 12, 1999. Such proposals should be sent in writing by certified mail to the Vice President and Secretary of SBC at 175 E. Houston, Room 1140, San Antonio, Texas 78205. Faxed proposals will not be accepted.

     Shareowners whose proposals are not included in the Proxy Statement but who still intend to submit a proposal at an Annual Meeting and shareowners who intend to submit nominations for Directors at an Annual Meeting are required to notify the Vice President and Secretary of SBC of their proposal or nominations and to provide certain other information not less than 60 days, nor more than 90 days, prior to the meeting, in accordance with SBC's Bylaws.


     By Order of the Board of Directors.

                                      /s/ Judith M. Sahm
                                      ------------------------------------
                                      Judith M. Sahm
                                      Vice President and Secretary

                                      March 12, 1999

[Recycling Logo
Appears Here]

Printed entirely on recycled paper
meeting or exceeding the Environmental
Protection Agency minimum requirements
for recycled paper stock.

Voting Side - Top Portion
-------------------------

SBC logo
Proxy Services
P.O. Box 9142
Farmingdale, NY  11735

If you submit your vote by telephone or Internet there is no need for you to mail back the proxy card.

THANK YOU FOR VOTING!


Your Vote Is Important!

This year you can submit your vote by mail, telephone, or the Internet. Please refer to the enclosed instruction sheet if you would like to submit your vote by telephone or the Internet.

The shares represented by this proxy card will be voted in accordance with your directions. In the absence of directions, the shares will be voted FOR
Items 1 and 2, and AGAINST Item 3.

TO SUBMIT YOUR VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed envelope.

TO SUBMIT YOUR VOTE BY TELEPHONE
Call 1-800-690-6903 on any touch-tone telephone to authorize each of the members of the Proxy Committee to vote your shares as if you marked and returned your proxy card. You may vote 24 hours a day, 7 days a week. You will be prompted to enter the control number below; then just follow the simple recorded instructions.

TO SUBMIT YOUR VOTE BY INTERNET
The website address is www.proxyvote.com to authorize each of the members of the Proxy Committee to vote your shares as if you marked and returned your proxy card. You may vote 24 hours a day, 7 days a week. You will be prompted to enter the control number below; then just follow the simple instructions.

CONTROL NUMBER

ACCOUNT NUMBER

TO VOTE, MARK BOXES BELOW IN BLUE OR BLACK INK AS FOLLOWS:  X

Voting Side - Bottom Portion
----------------------------


DETACH PROXY CARD HERE IF YOU ARE NOT SUBMITTING YOUR VOTE BY TELEPHONE OR INTERNET


SBC COMMUNICATIONS INC.

Your Directors recommend a vote FOR Items 1 and 2.

Item 1.  Election of Directors

     For All  [ ]        Withhold All  [ ]       For All Except  [ ]

     To have your shares voted FOR all Director nominees, mark the FOR ALL box on Item 1. To withhold authority to vote your shares for all nominees, mark WITHHOLD ALL. If you do not wish your shares voted for a particular nominee, mark FOR ALL EXCEPT and write the name(s) of the exception(s) below.
       Exception(s):  ____________________________________

Item 2.  Ratification of Independent Auditor

     For  [ ]        Against  [ ]        Abstain  [ ]

 Your Directors recommend a vote AGAINST Item 3.

Item 3.  Shareowner Proposal

     For  [ ]        Against  [ ]        Abstain  [ ]

Voting Side
-----------

Comments: If you have noted either an Address Change or Comments on the other side of this card, mark here. [ ]

Discontinue Mailing Annual Report For This Account (only where you receive multiple copies at the same address). [ ]

Please sign exactly as name or names appear on this account. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.


------------------------------------------------------------------------------
Signature


Date
     -----------------------------

------------------------------------------------------------------------------
Signature (Joint Owner)


Date
     -----------------------------

Instruction Side - Top Portion
------------------------------
The Alzafar Shrine Temple is
located at 901 North Loop 1604
West in San Antonio, on the
west-bound frontage road
between the Stone Oak Parkway
and Blanco Road exits.

(Insert maps)

ADMISSION TICKET
SBC COMMUNICATIONS INC.
Annual Meeting of Shareowners
Friday, April 30, 1999
Alzafar Shrine Temple
901 North Loop 1604 West
San Antonio, Texas 78216
Doors open at 8:00 a.m.
Meeting begins at 9:00 a.m.

Instruction Side - Bottom Portion
---------------------------------


SBC logo                                      PROXY CARD/VOTING INSTRUCTION CARD
--------                                      ----------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 30, 1999.

The undersigned hereby appoints Edward E. Whitacre, Jr., Ruben R. Cardenas, Royce S. Caldwell, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in SBC Communications Inc. at the Annual Meeting of Shareowners to be held on April 30, 1999, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. IF SPECIFIC VOTING DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends a vote FOR each of the two Director proposals (Items 1 and 2) and AGAINST the Shareowner proposal (Item 3) listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.

The nominees for the Board of Directors are:
01 - James E. Barnes      03 - William P. Clark     05 - Patricia P. Upton
02 - August A. Busch III  04 - Mary S. Metz         06 - Edward E. Whitacre, Jr.

PLEASE SIGN ON THE REVERSE SIDE OF THIS CARD AND RETURN PROMPTLY TO P.O. BOX 9142, FARMINGDALE, NY 11735; OR, IF YOU CHOOSE, YOU CAN SUBMIT YOUR VOTE BY TELEPHONE OR INTERNET. IF YOU DO NOT SIGN AND RETURN A PROXY, SUBMIT YOUR VOTE BY TELEPHONE OR INTERNET, OR ATTEND THE MEETING AND VOTE BY BALLOT, SHARES YOU HOLD DIRECTLY CANNOT BE VOTED.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the Plan Administrator or trustee for shares held in SBC's Direct Stock Purchase and Reinvestment Plan or in any of the following benefit plans: the SBC Savings Plan, the SBC Savings and Security Plan, the SNET Management Retirement Savings Plan, the SNET Bargaining Unit Retirement Savings Plan (the four immediately preceding plans are referred to as the "Savings Plans"), the SBC PAYSOP, the Pacific Telesis Group Employee Stock Ownership Plan, and the Southern New England Telecommunications Corporation Tax Reduction Act Stock Ownership Plan (the "TRASOP"). Shares in each of the foregoing employee benefit plans (except the TRASOP) for which voting instructions are not received, as well as shares which have not yet been allocated to participants' accounts in each of the Savings Plans, will be voted in the same proportion as the shares for which voting instructions are received from other participants in each such plan.


General Comments: _____________________________________________________________

_________________________________ Daytime Phone #: ____________________________
(If you have written in the above space, please mark the box for "Comments" on the reverse side of this card so that your comments can be directed to the appropriate group for review.)

(Continued, and please sign, on the reverse side.)

Separate Handout For Telephone and Internet Voting Instructions (left column)
----------------------------------------------------------------------------

Wait! There's an easier way to submit your proxy.
 24 Hours A Day --- 7 Days A Week                               SBC logo

Submit Your Proxy By Telephone
It's fast, convenient, and your submission is immediately confirmed and posted.

Call Toll-Free On A Touch Tone Phone
1-800-690-6903

Just follow these four easy steps:
Read the accompanying Proxy Statement and proxy card.
Call the toll-free number 1-800-690-6903.
Enter your 12-digit Control Number located on your proxy card.
Follow the simple recorded instructions.

Your vote is important!
-----------------------
Call 1-800-690-6903
24 hours a day


Separate Handout For Telephone and Internet Voting Instructions (right column)
-----------------------------------------------------------------------------


Submit your Proxy by Internet
It's fast, convenient, and your submission is immediately confirmed and posted.

Go to website:
WWW.PROXYVOTE.COM

Just follow these four easy steps:

Read the accompanying Proxy Statement and proxy card.
Go to the website, www.proxyvote.com.
Enter your 12-digit Control Number located on your proxy card.
Follow the simple instructions.

Your vote is important!
-----------------------
Go to WWW.PROXYVOTE.COM
24 hours a day

If you submit your proxy by telephone or Internet, do not return your proxy card.
Thank you for your proxy submission.

(Broker Card)

SBC logo              SBC Communications Inc.

ANNUAL MEETING OF SHAREOWNERS TO BE HELD APRIL 30, 1999
-------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints the following members of the Directors' Proxy
Committee: Edward E. Whitacre, Jr., Ruben R. Cardenas, Royce S. Caldwell and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in SBC Communications Inc. at the Annual Meeting of Shareowners to be held on April 30, 1999, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card, and at the discretion of the proxies on any other matters that may properly come before the meeting. IF SPECIFIC VOTING DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD.

The Board of Directors recommends a vote "FOR" each of the two Director proposals and "AGAINST" the Shareowner proposal listed on the reverse side of this card.

The nominees for the Board of Directors are: James E. Barnes, August A. Busch III, William P. Clark, Mary S. Metz, Patricia P. Upton, and Edward E. Whitacre, Jr.

VOTING SIDE

Directors recommend a vote "FOR" the Director proposals and "AGAINST" the Shareowner proposal.

1. Election of all Directors            FOR  [ ]   WITHHOLD [ ]  EXCEPTION [ ]
2. Ratification of Independent Auditor  FOR  [ ]   AGAINST  [ ]  ABSTAIN   [ ]
3. Shareowner Proposal                  FOR  [ ]   AGAINST  [ ]  ABSTAIN   [ ]

Date:          _____________________________________
Signature:     _____________________________________
Signature:     _____________________________________
IMPORTANT: Please sign your name(s) exactly as shown hereon.
PLEASE DATE, SIGN, AND RETURN YOUR PROXY TODAY